EXHIBIT 12 - STATEMENT  RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLAR AMOUNTS IN THOUSANDS)
(UNAUDITED)
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                             Three Months Ended                      Fiscal Year Ended
                               May 3     May 4    February 1   February 3   January 28   January 29   January 30
                                1997      1996       1997        1996 *        1995         1994         1993

Consolidated pretax income     $92,473   $89,526     $378,761     $269,653     $406,110     $399,534     $375,330
Fixed charges (less
 capitalized interest)          34,002    32,304      139,188      139,666      145,921      152,568      142,857

EARNINGS                      $126,475  $121,830     $517,949     $409,319     $552,031     $552,102     $518,187


Interest                       $30,459   $28,585     $120,599     $120,054     $124,282     $130,915     $121,940
Capitalized interest               884       750        4,420        3,567        2,545        1,882        1,646
Interest factor in rent
 expense                         3,543     3,719       18,589       19,612       21,639       21,653       20,917

FIXED CHARGES                  $34,886   $33,054     $143,608     $143,233     $148,466     $154,450     $144,503


Ratio of earnings to
 fixed charges                    3.63      3.69         3.61         2.86         3.72         3.57         3.59

  * - 53 weeks

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